EXHIBIT 23.3











         INDEPENDENT AUDITORS' CONSENT




         We consent to the incorporation by reference in this Registration Statement of CUC International Inc. on Form S-8 of our report dated June 24, 1996, relating to the consolidated balance sheet of Sierra On-Line, Inc. and subsidiaries for the year ended March 31, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the two years ended March 31, 1996, incorporated by reference from the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997.




         /s/ Deloitte & Touche LLP
         Seattle, Washington
         December 16, 1997